Exhibit 10.7

October 15, 2003

Mark Burton

Price Legacy Corporation

801 North 500 West, #210

West Bountiful, UT 84010

Re:          Employment Issue

Dear Mark:

This letter will serve to confirm our mutual agreement that in the event you resign your employment with the Company, you will: (1) be afforded the protection and benefits provided under paragraph 6(d) of your employment contract with the Company dated April 7, 2003, and (2) be permitted to assume all obligations under your office lease at the Utah office in West Bountiful, including the assumption of obligations related to the Utah office.

Very truly yours,

/s/ Jack McGrory
Jack McGrory

JM:bjj

Acknowledged and agreed this
15th day of October, 2003

/s/ Mark Burton
Mark Burton